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                   PROFESSIONAL BANCORP 1992 STOCK OPTION PLAN
                             Adopted March 25, 1992

         1.  Purpose

         The purpose of the Professional Bancorp 1992 Stock Option Plan (the "Plan") is to strengthen Professional Bancorp (the "Corporation") and those banks and corporations which are or hereafter become subsidiary corporations (the "Subsidiary" or "Subsidiaries") by providing additional means of attracting and retaining qualified and competent managerial personnel and by providing to participating officers and key employees added incentive for high levels of performance and for special efforts to increase the earnings of the Corporation and any Subsidiaries. The Plan seeks to accomplish these purposes and achieve these results by providing a means whereby such officers and key employees may purchase shares of the Common Stock of the Corporation pursuant to Stock Options granted in accordance with this Plan.

         Stock Options granted pursuant to this Plan are intended to be Incentive Stock Options or Non-Qualified Stock Options, as shall be determined and designated by the Stock Option Committee upon the grant of each Stock Option hereunder.

         2.  Definitions

         For purposes of this Plan, the following terms shall have the following meanings:

             (a) "Common Stock." This term shall mean shares of the Corporation's no par value common stock, subject to adjustment pursuant to
Section 15 (Adjustment Upon Changes in Capitalization) hereunder.

             (b) "Corporation." This term shall mean Professional Bancorp, a Pennsylvania corporation.

             (c) "Eligible Participants." This term shall mean: (i) all officers (whether or not they are also directors) of the Corporation or any Subsidiary and (ii) all key employees (as such persons may be determined by the Stock Option Committee from time to time) of the Corporation or any Subsidiary, provided that such officers and key employees have a customary work week of at least forty hours in the employ of the Corporation or a subsidiary.

             (d) "Fair Market Value." This term shall mean the fair market value of the Common Stock as determined in accordance with any reasonable valuation method selected by the Stock Option Committee, including the valuation methods described in Treasury Regulations Section 20.2031-2.

             (e) "Incentive Stock Option." This term shall mean a Stock Option which is an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

             (f) "Non-Qualified Stock Option." This term shall mean a Stock option which is not an Incentive Stock Option.

             (g) "Option Shares." This term shall mean Common Stock covered By and subject to any outstanding unexercised Stock Option granted pursuant to this Plan.


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             (h) "Optionee." This term shall mean any Eligible Participant to whom a Stock Option has been granted pursuant to this Plan, provided that at least part of the Stock Option is outstanding and unexercised.

             (i) "Plan." This term shall mean the Professional Bancorp 1992 Stock Option Plan as embodied herein and as may be amended from time to time in accordance with the terms hereof and applicable law.

             (j) "Stock Option." This term shall mean the right to purchase Common Stock under this Plan in a specified number of shares, at a price and upon the terms and conditions determined by the Stock Option Committee.

             (k) "Stock Option Committee." The Board of Directors of the Corporation shall select and designate a Stock Option Committee consisting of two or more disinterested directors of the Corporation, having full authority to act in connection with this Plan. A "disinterested director" is a director who is not, during one year prior to service as a member of the Stock Option Committee, or during such service, granted or awarded equity securities pursuant to the Plan or any other plan of the Company or its Subsidiary, except that certain actions, described in Rule 16b-3(c)(2)(i)(A)-(D) promulgated under the Securities Exchange Act of 1934 shall not disqualify such director from qualifying as a disinterested director and serving as a member of the Stock Option Committee.

             (l) "Subsidiary." This term shall mean each "subsidiary corporation" (treating the Corporation as the employer corporation) as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended.

         3.  Administration

             (a) Stock Option Committee. This Plan shall be administered by the Stock Option Committee. The Board of Directors of the Corporation shall have the right, in its sole and absolute discretion, to remove or replace any person from or on the Stock Option Committee at any time for any reason whatsoever.

             (b) Administration of the Plan.  Any action of the Stock Option
Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote, or pursuant to the unanimous written consent, of its members. Any such action taken by the Stock Option Committee in the administration of this Plan shall be valid and binding, so long as the same is not inconsistent with the terms and conditions of this Plan. Subject to compliance with the terms, conditions and restrictions set forth in this Plan, the Stock Option Committee shall have the exclusive right, in its sole and absolute discretion, to establish the terms and conditions of all Stock Options granted under the Plan, including, without meaning any limitation, the power to: (i) establish the number of Stock Options, if any, to be granted hereunder, in the aggregate and with regard to each Eligible Participant; (ii) determine the time or times when such Stock Options, or parts thereof, may be exercised; (iii) determine and designate which Stock Options granted under the Plan shall be Incentive Stock Options and which shall be Non-Qualified Stock Options; (iv) determine the Eligible Participants, if any, to whom Stock Options are granted; (v) determine the duration and purposes, if any, of leaves of absence which may be permitted to holders of unexercised, unexpired Stock Options without such constituting a termination of employment under the Plan; and (vi) prescribe and amend the terms, provisions and form of each instrument and agreement setting forth the terms and conditions of every Stock Option granted hereunder.
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             (c) Decisions and Determinations.  Subject to the express
provisions   of the Plan, the Stock Option Committee shall have the authority to construe and interpret this Plan, to define the terms used herein, to prescribe, amend, and rescind rules and regulations relating to the administration of the Plan, and to make all other determinations necessary or advisable for administration of the Plan. Determinations of the Stock Option Committee on matters referred to in this Section 3 shall be final and conclusive so long as the same are not inconsistent with the terms of this Plan.

         4.  Shares Subject to the Plan

             Subject to adjustments as provided in Section 15 hereof, the maximum number of shares of Common Stock which may be issued upon exercise of all Stock Options granted under this Plan is limited to Three Hundred and Seventy-Five Thousand (375,000) shares, in the aggregate. If any Stock Option shall be canceled, surrendered, or expire for any reason without having been exercised in full, the unpurchased Option Shares represented thereby shall again be available for grants of Stock Options under this Plan.

         5.  Eligibility

             Only Eligible Participants shall be eligible to receive grants of Stock Options under this Plan.

         6.  Grants of Stock Options

             (a) Grant. Subject to the express provisions of the Plan, the Stock Option Committee, in its sole and absolute discretion, may grant Stock
Options:

                 (i) To Eligible Participants for a number of Option Shares, at the price(s) and time(s), on the terms and conditions and to such Eligible Participants as it deems advisable and specifies in the respective grants; and

                 (ii) The terms upon which and the times at which, or the periods within which, the Option Shares subject to such Stock Options may become acquired or such Stock Options may be acquired and exercised shall be as set forth in the Plan and the related Stock Option Agreements.

                 (iii) Subject to the limitations and restrictions set forth in the Plan, an Eligible Participant who has been granted a Stock Option may, if otherwise eligible, be granted additional Stock Options if the Stock Option Committee shall so determine. The Stock Option Committee shall designate in each grant of a Stock Option whether the Stock Option is an Incentive Stock Option or a Non-Qualified Stock Option.

             (b) Date of Grant and Rights of Optionee. The determination of the Stock Option Committee to grant a Stock Option shall not in any way constitute or be deemed to constitute an obligation of the Corporation, or a right of the Eligible Participant who is the proposed subject of the grant, and shall not constitute or be deemed to constitute the grant of a Stock Option hereunder unless and until both the Corporation and the Eligible Participant have executed and delivered to the other a Stock Option Agreement in the form then required by the Stock Option Committee as evidencing the grant of the Stock Option, together with such other instrument or instruments as may be required by the Stock Option Committee pursuant to this Plan; provided, however, that the Stock Option Committee may fix the date of grant as any date
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on or after the date of its final determination to grant the Stock Option (or if no such date is fixed, then the date of grant shall be the date on which the determination was finally made by the Stock Option Committee to grant the Stock Option), and such date shall be set forth in the Stock Option Agreement. The date of grant as so determined shall be deemed the date of grant of the Stock Option for purposes of this Plan.

             (c) Shareholder-Participants. A Stock Option may not be granted hereunder to an Eligible Participant who owns, directly or indirectly, at the date of the grant of the Stock Option, more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Corporation or a Subsidiary unless the purchase price of the Option Shares subject to said Stock Option is at least one hundred and ten percent (110%) of the Fair Market Value of the Option Shares, determined as of the date said Stock Option is granted. In addition, a Stock Option granted hereunder to an Eligible Participant who is also an officer or key employee of the Corporation or any Subsidiary who owns directly, or indirectly, at the date of the grant of the Stock Option, more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Corporation or a Subsidiary (if permitted in accordance with the provisions of Section 5 herein) shall not qualify as an Incentive Stock Option unless the Stock Option by its terms is not exercisable after five
(5) years from the date that it is granted. The attribution rules of Section 424 (d) of the Internal Revenue Code of 1986, as amended, shall apply in the determination of indirect ownership of stock.

             (d) Maximum Value of Stock Options. No grant of Incentive Stock Options hereunder may be made to the extent that it would cause the aggregate fair market value of option Shares with respect to which Incentive Stock Options (pursuant to this Plan or any other Incentive Stock Option Plan of the Corporation or any Subsidiary) are exercisable for the first time by the Eligible Participant during any calendar year to exceed $100,000 (determined at the time of the grant).

             (e) Substituted Stock Options. If all of the outstanding shares of common stock of another corporation are changed into or exchanged solely for Common Stock in a transaction to which Section 424(a) of the Internal Revenue Code of 1986, as amended, applies, then, subject to the approval of the Board of Directors of the Corporation, Stock Options under the Plan may be substituted ("Substituted Options") in exchange for valid, unexercised and unexpired stock options of such other corporation. Substituted Options shall qualify as Incentive Stock Options under the Plan, provided that (and to the extent) the stock options exchanged for the Substituted Options were "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

             (f) Non-Qualified Stock Options. Stock Options and Substituted Options granted by the Stock Option Committee shall be deemed Non-Qualified Stock Options under this Plan if they: (i) are designated at the time of grant as Incentive Stock Options but do not so qualify under the provisions of
Section 422 of the Code or any regulations or rulings issued by the Internal Revenue Service for any reason; (ii) are in excess of the limitations on the period of exercise set forth in Section 6(c); (iii) are in excess of the fair market limitations set forth in Section 6(d); (iv) are granted to an Eligible Participant who is not an officer or key employee of the Corporation or any Subsidiary; or (v) are designated at the time of grant as NonQualified Stock Options. Non-Qualified Stock Options granted or substituted hereunder shall be so designated in the Stock Option Agreement entered into between the Corporation and the Optionee.
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         7.  Stock Option Exercise Price

             (a) Minimum Price. The exercise price of any Option Shares shall be determined by the Stock Option Committee, in its sole and absolute discretion, upon the grant of a Stock Option. In the case of a Non-Qualified Stock Option, said exercise price shall not be less than the lesser of (i) an amount equal to eighty-five percent (85%) of the Fair Market Value of the Common Stock represented by the Option Shares; or (ii) an amount which under the terms of the Stock Option may not be less than eighty-five percent (85%) of the Fair Market Value of the Common Stock represented by the Option Shares on the date of the exercise of the related Stock Option. In the case of an Incentive Stock Option, except as provided elsewhere herein, said exercise price shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock represented by the Option Shares on the date of grant of the related Stock Option.

             (b) Substituted Options. The exercise price of the Option Shares subject to each Substituted Option may be fixed at a price less than the minimum amount set forth in Section 7(a) above at the time such Substituted Option is granted if said exercise price has been computed to be not less than the exercise price set forth in the stock option of the other corporation for which it was exchanged, with appropriate adjustment to reflect the exchange ratio of the shares of stock of the other corporation into the shares of Common Stock.

         8.  Exercise of Stock Options

             (a) Exercise. Except as otherwise provided elsewhere herein, each Stock Option shall be exercisable in such increments, which need not be equal, and upon such contingencies as the Stock Option Committee shall determine at the time of grant of the Stock Option; provided, however, that if an Optionee shall not in any given period exercise any part of a Stock Option which has become exercisable during that period, the Optionee's right to exercise such part of the Stock Option shall continue until expiration of the Stock Option or any part thereof as may be provided in the related Stock Option Agreement. No Stock Option or part thereof shall be exercisable except with respect to whole shares of Common Stock, and fractional share interests shall be disregarded except that they may be accumulated.

             (b) Prior Outstanding Incentive Stock Options. Incentive Stock Options granted (or substituted) to an Optionee under the Plan may be exercisable while such Optionee has outstanding and unexercised any Incentive Stock Option previously granted (or substituted) to him or her pursuant to this Plan or any other Incentive Stock Option Plan of the Corporation or any Subsidiary. An Incentive Stock Option shall be treated as outstanding until it is exercised in full or expires by reason of lapse of time.

             (c) Notice and Payment. Stock Options granted hereunder shall be exercised by written notice delivered to the Corporation specifying the number of Option Shares with respect to which the Stock Option is being exercised, together with concurrent payment in full of the exercise price as hereinafter provided. If the Stock Option is being exercised by any person or persons other than the Optionee, said notice shall be accompanied by proof, satisfactory to the counsel for the Corporation, of the right of such person or persons to exercise the Stock Option. The Corporation's receipt of a notice of exercise without concurrent receipt of the full amount of the exercise price shall not be deemed an exercise of a Stock Option by an Optionee, and the Corporation shall have no obligation to an Optionee for any option Shares
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unless and until full payment of the exercise price is received by the
Corporation and all of the terms and provisions of the Plan and the related Stock Option agreement have been fully complied with.

             (d) Payment of Exercise Price. The exercise price of any Option Shares purchased upon the proper exercise of a Stock Option shall be paid in full at the time of each exercise of a Stock Option in cash, (or bank, cashier's or certified check) and/or, with the prior written approval of the Stock Option Committee at or before the time of exercise, in Common Stock of the Corporation which, when added to the cash payment, if any, which has an aggregate Fair Market Value equal to the full amount of the exercise price of the Stock Option, or part thereof, then being exercised. Payment by an Optionee as provided herein shall be made in full concurrently with the Optionee's notification to the Corporation of his intention to exercise all or part of a Stock Option. If all or any part of a payment is made in shares of Common Stock as heretofore provided, such payment shall be deemed to have been made only upon receipt by the Corporation of all required share certificates, and all stock powers and all other required transfer documents necessary to transfer the shares of Common Stock to the Corporation.

             (e) Minimum Exercise. Not less than ten (10) Option Shares may be purchased at any one time upon exercise of a Stock Option unless the number of shares purchased is the total number which remains to be purchased under the Stock Option.

             (f) Compliance With Law. No shares of Common Stock shall be issued upon exercise of any Stock Option, and an Optionee shall have no right or claim to such shares, unless and until: (i) payment in full as provided hereinabove has been received by the Corporation; (ii) in the opinion of the counsel for the Corporation, all applicable requirements of law and of regulatory bodies having jurisdiction over such issuance and delivery have been fully complied with; and (iii) if required by federal or state law or regulation, the Optionee shall have paid to the Corporation the amount, if any, required to be withheld on the amount deemed to be compensation to the Optionee as a result of the exercise of his or her Stock Option, or made other arrangements satisfactory to the Corporation, in its sole discretion, to satisfy applicable income tax withholding requirements.

             (g) Reorganization. Notwithstanding any provision in any Stock Option Agreement pertaining to the time of exercise of a Stock Option, or part thereof, upon adoption by the requisite holders of the outstanding shares of Common Stock of any plan of dissolution, liquidation, reorganization, merger, consolidation or sale of all or substantially all of the assets of the Corporation to another corporation which would, upon consummation, result in termination of a Stock Option in accordance with Section 16 hereof, all Stock Options previously granted shall become immediately exercisable as to all unexercised Option Shares for such period of time as may be determined by the Stock Option Committee, but in any event not less than 30 days, on the condition that the terminating event described in Section 16 hereof is consummated. If such terminating event is not consummated, Stock Options granted pursuant to the Plan shall be exercisable in accordance with the terms of their respective Stock Option Agreements.

         9.  Nontransferability of Stock Options

             Each Stock Option shall, by its terms, be nontransferable by the Optionee other than by will or the laws of descent and distribution, and shall be exercisable during the Optionee's lifetime only by the Optionee.
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         10. Continuation of Affiliation

             Nothing contained in this Plan (or in any Stock
Option Agreement) shall obligate the Corporation or any Subsidiary to employ or continue to employ or remain affiliated with any Optionee or any Eligible Participant for any period of time or interfere in any way with the right of the Corporation or a Subsidiary to reduce or increase the Optionee's or Eligible Participant's compensation.

         11. Cessation of Affiliation

             Except as provided in Section 12 hereof, if, for any reason other than disability or death, an Optionee ceases to be affiliated with the Corporation or a Subsidiary, the Stock Options granted to such Optionee shall expire on the expiration dates specified for said Stock Options at the time of their grant, or three (3) months after the Optionee ceases to be so affiliated, whichever is earlier. During such period after cessation of affiliation, such Stock Options shall be exercisable only as to those increments, if any, which had become exercisable as of the date on which such Optionee ceased to be affiliated with the Corporation or the Subsidiary, and any Stock Options or increments which had not become exercisable as of such date shall expire automatically on such date.

         12. Termination for Cause

             If the Stock Option Agreement so provides and if an Optionee's employment by or affiliation with the Corporation or a Subsidiary is terminated for cause, the Stock Options granted to such Optionee shall automatically expire and terminate in their entirety immediately upon such termination; provided, however, that the Stock Option Committee may, in its sole discretion, within thirty (30) days of such termination, reinstate such Stock Options by giving written notice of such reinstatement to the Optionee. In the event of such reinstatement, the Optionee may exercise the Stock Options only to such extent, for such time, and upon such terms and conditions as if the Optionee had ceased to be employed by or affiliated with the Corporation or a Subsidiary upon the date of such termination for a reason other than cause, disability or
death.   Termination for cause shall include, but shall not be limited to, termination for malfeasance or gross misfeasance in the performance of duties or conviction of illegal activity in connection therewith and, in any event, the determination of the Stock Option Committee with respect thereto shall be final and conclusive.

         13. Death of Optionee

             If an Optionee dies while employed by or affiliated with the Corporation or a subsidiary, or during the three-month period referred to in
Section 11 hereof, the Stock Options granted to such Optionee shall expire on the expiration dates specified for said Stock Options at the time of their grant, or one (1) year after the date of such death, whichever is earlier. After such death, but before such expiration, subject to the terms and provisions of the Plan and the related Stock Option Agreements, the person or persons to whom such Optionee's rights under the Stock Options shall have passed by will or by the applicable laws of descent and distribution, or the executor or administrator of the Optionee's estate, shall have the right to exercise such Stock Options to the extent that increments, if any, had become exercisable as of the date on which the Optionee died.


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         14. Disability of Optionee

             If an Optionee is disabled while employed by or affiliated with the Corporation or a subsidiary or during the three-month period referred to in
Section 11 hereof, the Stock Options granted to such Optionee shall expire on the expiration dates specified for said Stock Options at the time of their grant, or one (1) year after the date such disability occurred, whichever is earlier. After such disability occurs, but before such expiration, the Optionee or the guardian or conservator of the Optionee's estate, as duly appointed by a court of competent jurisdiction, shall have the right to exercise such Stock Options to the extent that increments, if any, had become exercisable as of the date on which the Optionee became disabled or ceased to be employed by or affiliated with the Corporation or a Subsidiary as a result of the disability. An Optionee shall be deemed to be "disabled" if it shall appear to the Stock Option Committee, upon written certification delivered to the Corporation of a qualified licensed physician, that the Optionee has become permanently and totally unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in the Optionee's death, or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

         15. Adjustment Upon Changes in Capitalization

             If the outstanding shares of Common Stock of the Corporation are increased, decreased, or changed into or exchanged for at different number or kind of shares or securities of the Corporation, through a reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or otherwise, without consideration to the Corporation, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which Stock Options may be granted. A corresponding adjustment changing the number or kind of Option Shares and the exercise prices per share allocated to unexercised Stock Options, or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Such adjustments shall be made without change in the total price applicable to the unexercised portion of the Stock Option, but with a corresponding adjustment in the price for each Option Share subject to the Stock Option. Adjustments under this Section shall be made by the Stock Option Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive. No fractional shares of stock shall be issued or made available under the Plan on account of such adjustments, and fractional share interests shall be disregarded, except that they may be accumulated.

         16. Termination Events

             Upon consummation of a plan of dissolution or liquidation of the Corporation, or upon consummation of a plan of reorganization, merger or consolidation of the Corporation with one or more corporations, as a result of which the Corporation is not the surviving entity, or upon the sale of all or substantially all the assets of the Corporation to another corporation, subject to the provisions of Section 8(g) hereof the Plan shall automatically terminate and all Stock Options theretofore granted shall be terminated, unless provision is made in connection with such transaction for assumption of Stock Options theretofore granted, or substitution for such Stock Options with new stock options covering stock of a successor employer corporation, or a parent or subsidiary corporation thereof, solely at the discretion of such successor corporation, or parent or subsidiary corporation, with appropriate adjustments as to number and kind of shares and prices.
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         17. Amendment and Termination

             The Board of Directors of the Corporation may at any time and from time to time suspend, amend, or terminate the Plan and may, with the consent of an Optionee, make such modifications of the terms and conditions of that Optionee's Stock Option as it shall deem advisable; provided that, except as permitted under the provisions of Section 15 hereof, no amendment or modification may be adopted without the Corporation having first obtained the approval of the holders of a majority of the Corporation's outstanding shares of Common Stock present, or represented, and entitled to vote at a duly held meeting of shareholders of the Corporation, or by written consent, if the amendment or modification would:

             (a) materially increase the number of options which may be issued under the Plan;

             (b) modify the requirements as to eligibility for participation in the Plan;

             (c) increase or decrease the exercise price of any Stock Option granted under the Plan;

             (d) increase the maximum term of Stock Options provided for herein;

             (e) permit Stock Options to be granted to any person who is not an Eligible Participant; or

             (f) change any provision of the Plan which would affect the qualification as an Incentive Stock Option under the internal revenue laws then applicable of any Stock Option granted as an Incentive Stock Option under the Plan.

             No Stock Option may be granted during any suspension of the Plan or after termination of the Plan. Amendment, suspension, or termination of the Plan shall not (except as otherwise provided in Section 15 hereof), without the consent of the Optionee, alter or impair any rights or obligations under any Stock Option theretofore granted.

         18. Rights of Eligible Participants and Optionees

             No Eligible Participant, Optionee or other person shall have any claim or right to be granted a Stock Option under this Plan, and neither this Plan nor any action taken hereunder shall be deemed to give or be construed as giving any Eligible Participant, Optionee or other person any right to be retained in the employ of the Corporation or any Subsidiary. Without limiting the generality of the foregoing, no person shall have any rights as a result of his or her classification as an Eligible Participant or Optionee, such classifications being made solely to describe, define and limit those persons who are eligible for consideration for privileges under the Plan.

         19. Privileges of Stock Ownership; Regulatory Law Compliance; Notice of Sale

             No Optionee shall be entitled to the privileges of stock ownership as to any Option Shares not actually issued and delivered. No Option Shares may be purchased upon the exercise of a Stock Option unless and until all then applicable requirements of all regulatory agencies having jurisdiction and all applicable requirements of the securities exchanges upon which securities of the Corporation are listed (if any) shall have been fully complied with. The Optionee shall, not more than thirty (30) days after each sale or other disposition of shares of Common Stock acquired pursuant to the exercise of Stock Options, give the Corporation notice in writing of such sale or other disposition.

         20. Effective Date of the Plan

             The Plan shall be deemed adopted as of __________ __, 1992, and shall be effective immediately, subject to approval of the Plan-by the holders of at least a majority of the Corporation's outstanding shares of Common Stock.

         21. Termination

             Unless previously terminated as aforesaid, the Plan shall terminate ten (10) years from the earliest date of: (i) adoption of the Plan by the Board of Directors of the Corporation; or (ii) approval of the Plan by holders of at least a majority of the outstanding shares of Common Stock. No Stock Options shall be granted under the Plan thereafter, but such termination shall not affect any Stock Option theretofore granted.

         22. Option Agreement

             Each Stock Option granted under the Plan shall be evidenced by a written Stock Option Agreement executed by the Corporation and the Optionee, and shall contain each of the provisions and agreements herein specifically required to be contained therein, and such other terms and conditions as are deemed desirable by the Stock Option Committee and are not inconsistent with this Plan.

         23. Stock Option Period

             Each Stock Option and all rights and obligations thereunder shall expire on such date as the Stock Option Committee may determine, but not later than ten (10) years from the date such Stock Option is granted, and shall be subject to earlier termination as provided elsewhere in this Plan.

         24. Exculpation and Indemnification of Stock Option Committee

             In addition to any applicable coverage under any directors and officers liability or similar insurance policy, the present, former and future members of the Stock Option Committee, and each of them, who is or was a director, officer or employee of the Corporation shall be indemnified by the Corporation to the extent authorized in and permitted by the Corporation's Certificate of Incorporation, and/or Bylaws in connection with all actions, suits and proceedings to which they or any of them may be a party by reason of any act or omission of any member of the Stock Option Committee under or in connection with the Plan or any Stock Option granted thereunder.

         25. Agreement and Representations of Optionee

             Unless the shares of Common Stock covered by this Plan have been registered with the Securities and Exchange Commission pursuant to the registration requirements under the Securities Act of 1933, each Optionee shall: (i) by and upon accepting a Stock Option, represent and agree in writing, in the form of the letter attached hereto as Exhibit "A," for himself or herself and his or her transferees by will or the laws of descent and distribution, that the Option Shares will be acquired for investment purposes and not for resale or distribution; and (ii) by and upon the exercise of a Stock Option, or a part thereof, furnish evidence satisfactory to counsel for the Corporation, including written and signed representations in the form of the letter attached hereto as Exhibit "B," to the effect that the Option Shares are being acquired for investment purposes and not for resale or distribution, and that the Option Shares being acquired shall not be sold or otherwise transferred by the Optionee except in compliance with the registration provisions under the Securities Act of 1933, as amended, or an applicable exemption therefrom. Furthermore, the Corporation, at its sole discretion, to assure itself that any sale or distribution by the Optionee complies with this Plan and any applicable federal or state securities laws, may take all reasonable steps, including placing stop transfer instructions with the Corporation's transfer agent prohibiting transfers in violation of the Plan and affixing the following legend (and/or such other legend or legends as the Stock Option Committee shall require) on certificates evidencing the shares:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THEM UNDER THE ACT OR A WRITTEN OPINION OF COUNSEL FOR THE HOLDER THEREOF, WHICH OPINION SHALL BE ACCEPTABLE TO PROFESSIONAL BANCORP, THAT REGISTRATION IS NOT REQUIRED."

At any time that an Optionee contemplates the disposition of any of the Option Shares (whether by sale, exchange, gift or other form of transfer), he or she shall first notify the Corporation of such proposed disposition and shall thereafter cooperate with the Corporation in complying with all applicable requirements of law which, in the opinion of counsel for the Corporation, must be satisfied prior to the making of such disposition. Before consummating such disposition, the Optionee shall provide to the Corporation an opinion of Optionee's counsel, of which both such opinion and such counsel shall be satisfactory to the Corporation, that such disposition will not result in a violation of any state or federal securities laws or regulations. The Corporation shall remove any legend affixed to certificates for Option Shares pursuant to this Section if and when all of the restrictions on the transfer of the Option Shares, whether imposed by this Plan or federal or state law, have terminated.

         26. Notices

             All notices and demands of any kind which the Stock Option Committee, any Optionee, Eligible Participant, or other person may be required or desires to give under the terms of this Plan shall be in writing and shall be delivered in hand to the person or persons to whom addressed (in the case of the Stock Option Committee, with the Chief Executive Officer, Chief Financial Officer or Secretary of the Corporation), by leaving a copy of such notice or demand at the address of such person or persons as may be reflected in the records of the Corporation, or by mailing a copy thereof, properly addressed as above, by certified or registered mail, postage prepaid, with return receipt requested. Delivery by mail shall be deemed made upon receipt by the notifying party of the return receipt request acknowledging receipt of the notice or demand.

         27. Limitation on Obligations of the Corporation

             All obligations of the Corporation arising under or as a result of this Plan or Stock Options granted hereunder shall constitute the general unsecured obligations of the Corporation, and not of the Board of Directors of the Corporation, any member thereof, the Stock Option Committee, any member thereof, any officer of the Corporation, or any other person or any Subsidiary, and none of the foregoing, except the Corporation, shall be liable for any debt, obligation, cost or expense hereunder.

         28. Limitation of Rights

             The Stock Option Committee, in its sole and absolute discretion, is entitled to determine who, if anyone, is an Eligible Participant under this Plan, and which, if any, Eligible Participant shall receive any grant of a Stock Option. No oral or written agreement by any person on behalf of the Corporation relating to this Plan or any Stock Option granted hereunder is authorized, and such may not bind the Corporation or the Stock Option Committee to grant any Stock Option to any person.

         29. Severability

             If any provision of this Plan as applied to any person or to any circumstance shall be adjudged by a court of competent jurisdiction to be void, invalid, or unenforceable, the same shall in no way affect any other provision hereof, the application of any such provision in any other circumstances, or the validity or enforceability hereof.

         30. Construction

             Where the context or construction requires, all words applied in the plural herein shall be deemed to have been used in the singular and vice versa, and the masculine gender shall include the feminine and the neuter and vice versa.

         31. Headings

             The headings of the several paragraphs herein are inserted solely for convenience of reference and are not intended to form a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

         32. Successors

             This Plan shall be binding upon the respective successors, assigns, heirs, executors, administrators, guardians and personal representatives of the Corporation and Optionees.

         33. Governing Law

             To the extent not governed by the laws of the United States, this Plan shall be governed by and construed in accordance with the laws of the State of California.

         34. Conflict

             In the event of any conflict between the terms and provisions of this Plan, and any other document, agreement or instrument, including, without meaning any limitation, any Stock Option Agreement, the terms and provisions of this Plan shall control.

                       SECRETARY'S CERTIFICATE OF ADOPTION

         I, the undersigned, do hereby certify:

         1. That I am the duly elected or appointed and acting Secretary of Professional Bancorp; and

         2.  That the foregoing Professional Bancorp 1992 Stock
Option Plan was duly adopted by the Board of Directors of Professional Bancorp as the Stock Option Plan for the Corporation at a meeting duly called as required by law and convened on the ______ day of ____________, 1992.

         IN WITNESS WHEREOF, I have hereunto subscribed my name this _____ day of ______________, 1992.


                         ______________________________________________________
                         ____________________, Secretary

[SEAL]

                             SECRETARY'S CERTIFICATE
                             OF SHAREHOLDER APPROVAL


I, the undersigned, do hereby certify:

         1. That I am the duly elected or appointed and acting Secretary of Professional Bancorp; and

         2. That the Professional Bancorp 1992 Stock Option Plan was duly adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of the Corporation's Common Stock at a meeting of the shareholders duly called and noticed as required by law and convened on ___________________, 1992.

         IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of the Corporation this _____ day of _________________, 1992.


                         ______________________________________________________
                         ____________________, Secretary

[SEAL]

                                   EXHIBIT "A"






                             __________________ 19__




Professional Bancorp
606 Broadway
Santa Monica, California 90401

Gentlemen:

         On this _____ day of __________ 19__, the undersigned has received, pursuant to the Professional Bancorp 1992 Stock Option Plan (the "Plan") and the Stock Option Agreement (the "Agreement") by and between Professional Bancorp (the "Corporation") and the undersigned, dated __________ 19__ an option to purchase __________ shares of the no par value common stock of Professional Bancorp (the "Stock").

         In consideration of the grant of such option by Professional Bancorp:

         1. I hereby represent and warrant to you that the Stock to be acquired pursuant to the option will be acquired by me in good faith and for my own personal account, and not with a view to distributing the Stock to others or otherwise reselling the stock in violation of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

         2. I hereby acknowledge and agree that: (a) the Stock to be acquired by me pursuant to the Plan has not been registered and that there is no obligation on the part of Professional Bancorp to register such Stock under the Securities Act of 1933, as amended, and the rules and regulations thereunder; and (b) the Stock to be acquired by me will not be freely tradeable unless the Stock is either registered under the Securities Act of 1933, as amended, or the holder presents a legal opinion acceptable to Professional Bancorp that the transfer will not violate the federal securities laws.

         3. I understand that the Corporation is relying upon the truth and accuracy of the representations and agreements contained herein in determining to grant such options to me and upon subsequently issuing any Stock pursuant to the Plan without Professional Bancorp first registering the same under the Securities Act of 1933, as amended.

         4. I understand that the certificate evidencing the Stock to be issued pursuant to the Plan will contain a legend upon the face thereof to the effect that the Stock is not registered under the Securities Act of 1933 and that stop transfer orders will be placed against the shares with Professional Bancorp's transfer agent.

         5. In further consideration for the grant of an option to purchase Stock of Professional Bancorp, the undersigned hereby agrees to indemnify you and hold you harmless against all liability, cost, or expenses (including reasonable attorney's fees) arising out of or as a result of any distribution or resale of shares of Stock issued by the undersigned in violation of the securities laws. The agreements contained herein shall inure to the benefit of and be binding upon the respective legal representatives, successors and assigns of the undersigned and Professional Bancorp.

                             Very truly yours,


                             __________________________________________________
                             (Signature)


                             __________________________________________________
                             (Type or Print Name)

                                  EXHIBIT  "B"

                              _______________, 19__

Professional Bancorp
606 Broadway
Santa Monica, California 90401

Gentlemen:

         On this _____ day of __________, 19__, the undersigned has acquired, pursuant to the Professional Bancorp 1992 Stock Option Plan (the "Plan") and the Stock Option Agreement (the Agreement") by and between Professional Bancorp (the "Corporation") and the undersigned, dated __________, 19__, __________ (__________) shares of the no par value Common Stock of Professional Bancorp (the "Stock"). In consideration of the issuance by Professional Bancorp to the undersigned of said shares of its Common Stock:

         1. I hereby represent and warrant to you that the Stock is being acquired by me in good faith for my own personal account, and not with a view to distributing the Stock to others or otherwise reselling the Stock in violation of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

         2. I hereby acknowledge and agree that: (a) the Stock being acquired by me pursuant to the Plan has not been registered and that there is no obligation on the part of Professional Bancorp to register such Stock under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder; and (b) the Stock being acquired by me is not freely tradeable and must be held by me for investment purposes unless the Stock is either registered under the Securities Act of 1933 or transferred pursuant to an exemption from such registration, as accorded by the Securities Act of 1933 and under the rules and regulations promulgated thereunder. I further represent and acknowledge that I have been informed by legal counsel in connection with said Plan of the restrictions on my ability to transfer the Stock and that I understand the scope and effect of those restrictions.

         3. I understand that the effects of the above representations are the following: (i) that the undersigned does not presently intend to sell or otherwise dispose of all or any part of the shares of the Stock to any person or entity Professional Bancorp except in compliance with the terms described above, in the Plan and in the Agreement; and (ii) that the Corporation is relying upon the truth and accuracy of the representations and agreements contained herein in issuing said shares of the Stock to me without first registering the same under the Securities Act of 1933, as amended.

         4. I hereby agree that the certificate evidencing the Stock may contain the following legend stamped upon the face thereof to the effect that the Stock is not registered under the Securities Act of 1933, as amended, and that the Stock has been acquired pursuant to the representations and restrictions in this letter, the Plan and in the Agreement:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE
         HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THEM UNDER THE ACT OR A WRITTEN OPINION OF COUNSEL FOR THE HOLDER HEREOF, WHICH OPINION SHALL BE ACCEPTABLE TO PROFESSIONAL BANCORP THAT REGISTRATION IS NOT REQUIRED."

         5. I hereby agree and understand that the Corporation will place a stop transfer notice with its stock transfer agent to ensure that the restrictions on transfer described herein will be observed.

         6. In further consideration of the issuance of the Stock, the undersigned does hereby agree to indemnify you and hold you harmless against all liability, costs, or expenses (including reasonable attorney's fees) arising out of or as a result of any distribution or resale by the undersigned of any of the Stock. The Agreements contained herein shall inure to the benefit of and be binding upon the respective legal representatives, successors and assigns of the undersigned and Professional Bancorp.

                             Very truly yours,


                             __________________________________________________
                             (Signature)


                             __________________________________________________
                             (Type or Print Your Name)

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NO SHARES OF THE CORPORATION'S COMMON STOCK SHALL BE ISSUED PURSUANT HERETO UNLESS THE CORPORATIONS 1992 STOCK OPTION PLAN SHALL HAVE FIRST BEEN APPROVED BY THE SHAREHOLDERS OF THE CORPORATION HOLDING NOT LESS THAN A MAJORITY OF THE OUTSTANDING SHARES OF THE CORPORATION'S COMMON STOCK.

OPTIONEES TO WHOM INCENTIVE STOCK OPTIONS ARE GRANTED MUST MEET CERTAIN HOLDING PERIOD AND EMPLOYMENT REQUIREMENTS FOR FAVORABLE TAX TREATMENT.

UNLESS OTHERWISE STATED, ALL TERMS DEFINED IN THE PLAN SHALL HAVE THE SAME MEANING HEREIN AS SET FORTH IN THE PLAN.

                              PROFESSIONAL BANCORP

                             STOCK OPTION AGREEMENT

                             1992 STOCK OPTION PLAN

                          _____  Incentive Stock Option

                          _____  Non-Qualified Stock Option

         THIS AGREEMENT, dated the _____ day of __________, 19__, by and between Professional Bancorp, a Pennsylvania corporation (the "Corporation"), and _______________ ("Optionee");

         WHEREAS, pursuant to the Corporation's 1992 Stock Option Plan (the "Plan"), the Stock Option Committee has authorized the grant to Optionee of a Stock Option to purchase all or any part of __________ (__________) authorized but unissued shares of the Corporation's no par value Common Stock at the price of __________ Dollars ($__________) per share, such Stock Option to be for the term and upon the terms and conditions hereinafter stated;

         NOW, THEREFORE, it is hereby agreed:

         1. Grant of Stock Option. Pursuant to said action of the Stock Option Committee and pursuant to authorizations granted by all appropriate regulatory and governmental agencies, the Corporation hereby grants to Optionee the option to purchase, upon and subject to the terms and conditions of the Plan, which is incorporated in full herein by this reference, all or any part of __________ (__________) Option Shares of the Corporation's Common Stock at the price of __________ Dollars ($__________) per share. For purposes of this Agreement and the Plan, the date of grant shall be __________. At the date of grant, Optionee does not own/owns stock possessing more than 10% of the total combined voting power of all classes of capital stock of the Corporation or any Subsidiary.

         The Stock Option granted hereunder is/is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

         2. Exercisability. This Stock Option shall be exercisable as to __________ Option Shares on __________; as to __________ Option Shares on
__________; as to __________ Option Shares on __________; as to __________
Option Shares on __________; and as to __________ Option Shares on __________. This Stock Option shall remain exercisable as to all of such Option Shares until __________, 19__ (but not later than ten (10) years from the date hereof), at which time it shall expire in its entirety, unless this Stock

Option has expired or terminated earlier in accordance with the provisions hereof or of the Plan. Option Shares as to which this Stock Option become exercisable may be purchased at any time prior to expiration of this Stock Option.

         3. Exercise of Stock Option. Subject to the provision of Paragraph 4 hereof, this Stock Option may be exercised by written notice delivered to the Corporation stating the number of Option Shares with respect to which this Stock Option is being exercised, together with cash (or bank, cashier's or certified check) and/or, if permitted at or before the time of exercise by the Stock Option Committee, shares of Common Stock of the Corporation which when added to the cash payment, if any, have an aggregate Fair Market Value equal to the full amount of the purchase price of such Option Shares. Not less than ten
(10) Option Shares may be purchased at any one time unless the number purchased is the total number which remains to be purchased under this Stock Option and in no event may the Stock Option be exercised with respect to fractional shares. Upon exercise, Optionee shall make appropriate arrangements and shall be responsible for the withholding of all federal and state income taxes then due, if any.

         4. Prior Outstanding Stock Options. Pursuant to Section 8(b) of the Plan, an Incentive Stock Option held by Optionee may be exercisable while the Optionee has outstanding and unexercised any Incentive Stock Option previously granted to him or her by the Corporation, or a bank or corporation which (at the time of grant) is a parent or Subsidiary of the Corporation, or a predecessor corporation of any such entity.

         5. Cessation of Affiliation. Except as provided in Paragraph 6 hereof, if, for any reason other than Optionee's disability or death, Optionee ceases to be employed by or affiliated with the Corporation or a Subsidiary, this Stock Option shall expire three (3) months thereafter or on the date specified in Paragraph 2 hereof, whichever is earlier. During such period after cessation of employment or affiliation, this Stock Option shall be exercisable only as to those increments, if any, which had become exercisable as of the date on which the Optionee ceased to be employed by or affiliated with the Corporation or Subsidiary, and any Stock Options or increments which had not become exercisable as of such date shall expire and terminate automatically on such date.

         6. Termination for Cause. If Optionee's employment by or affiliation with the Corporation or a Subsidiary is terminated for cause, this Stock Option shall automatically expire unless reinstated by the Stock Option Committee within thirty (30) days of such termination by giving written notice of such reinstatement to Optionee. In the event of such reinstatement, Optionee may exercise this Stock Option only to such extent, for such time, and upon such terms and conditions as if Optionee had ceased to be employed by or affiliated with the Corporation or a Subsidiary upon the date of such termination for a reason other than cause, disability or death. Termination for cause shall include, but shall not be limited to, termination for malfeasance or gross misfeasance in the performance of duties or conviction of illegal activity in connection therewith, or any conduct detrimental to the interests of the Corporation or a Subsidiary, and, in any event, the determination of the Stock Option Committee with respect thereto shall be final and conclusive.

         7. Disability or Death of Optionee. If Optionee becomes disabled or dies while employed by or affiliated with the Corporation or a Subsidiary, or during the three-month period referred to in Paragraph 5 hereof, this Stock Option shall automatically expire and terminate one (1) year after the date of

Optionee's disability or death or on the day specified in Paragraph 2 hereof, whichever is earlier. After Optionee's disability or death but before such expiration, the person or persons to whom Optionee's rights under this Stock Option shall have passed by order of a court of competent jurisdiction or by will or the applicable laws of descent and distribution, or the executor, administrator or conservator of Optionee's estate, subject to the provisions of Paragraph 13 hereof, shall have the right to exercise this Stock Option to the extent that increments, if any, had become exercisable as of the date on which Optionee ceased to be employed by or affiliated with the Corporation or a Subsidiary. For purposes hereof, "disability" shall have the same meaning as set forth in Section 14 of the Plan.

         8. Nontransferability. This Stock Option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during Optionee's lifetime only by Optionee.

         9. Employment. This Agreement shall not obligate the Corporation or a Subsidiary to employ Optionee for any period, nor shall it interfere in any way with the right of the Corporation or a Subsidiary to increase or reduce Optionee's compensation.

         10. Privileges of Stock Ownership. Optionee shall have no rights as a stockholder with respect to the Option Shares unless and until said Option Shares are issued to Optionee as provided in the Plan. Except as provided in
Section 15 of the Plan, no adjustment will be made for dividends or other rights in respect of which the record date is prior to the date such stock certificates are issued.

         11. Modification and Termination by Board of Directors. The rights of Optionee are subject to modification and termination upon the occurrence of certain events as provided in Sections 16 and 17 of the Plan. Upon adoption by the requisite holders of the Corporation's outstanding shares of Common Stock of any plan of dissolution, liquidation, reorganization, merger, consolidation or sale of all or substantially all of the assets of the Corporation to another corporation which would, upon consummation, result in termination of this Stock Option in accordance with Section 16 of the Plan, this Stock Option shall become immediately exercisable as to all unexercised Option Shares notwithstanding the incremental exercise provisions of Paragraph 2 of this Agreement, for a period then specified by the Stock Option Committee, but in any event not less than thirty (30) days, in accordance with Section 8(g) of the Plan, on the condition that the terminating event described in Section 16 of the Plan is consummated. If such terminating event is not consummated, this Stock Option shall be exercisable in accordance with the terms of the Agreement, excepting this Paragraph Il.

         12. Notification of Sale. Optionee agrees that Optionee, or any person acquiring Option Shares upon exercise of this Stock Option, will notify the Corporation in writing not more than five (5) days after any sale or other disposition of such Shares.

         13. Approvals. This Agreement and the issuance of Option Shares hereunder are expressly subject to the approval of the Plan and the form of this Agreement by the holders of not less than a majority of the voting stock of the Corporation. This Stock Option may not be exercised unless and until all applicable requirements of all regulatory agencies having jurisdiction with respect thereto, and of the securities exchanges upon which securities of the Corporation are listed, if any, have been complied with.

         14. Notices. All notices to the Corporation provided for in this Agreement shall be addressed to it in care of its Chief Executive Officer, Chief Financial Officer or Secretary at its main office and all notices to Optionee shall be addressed to Optionee's address on file with the Corporation or a Subsidiary, or to such other address as either may designate to the other in writing, all in compliance with the notice provisions set forth in
Section 26 of the Plan.

         15. Incorporation of Plan. All of the provisions of the Plan are incorporated herein by reference as if set forth in full in this Agreement. In the event of any conflict between the terms of the Plan and any provision contained herein, the terms of the Plan shall be controlling and the conflicting provisions contained herein shall be disregarded.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                             PROFESSIONAL BANCORP

                             __________________________________________________
                             By

                             __________________________________________________
                             By


                             OPTIONEE

                             __________________________________________________